ADMINISTRATIVE SERVICES AGREEMENT
                        ---------------------------------



     THIS AGREEMENT, dated as of this 21st day of May 1998, by and between SAFEGUARD SCIENTIFICS, INC., a Pennsylvania corporation, ("Safeguard"), XL VISIONS, INC., a Delaware corporation ("XL Vision") and WHO? VISIONS SYSTEMS, INC., a Delaware corporation, ("Company").

                              W I T N E S S E T H:
                              --------------------

     WHEREAS, Safeguard and XL Vision are willing to provide Company with certain administrative support services; and

     WHEREAS, Safeguard, XL Vision and Company have agreed to enter into an Administrative Services Agreement to reflect the parties' respective rights and obligations.

     NOW, therefore, the parties hereto, in consideration of their mutual covenants and intending to be legally bound, hereby agree as follows:

     1. Services. Safeguard and XL Vision agree to provide (each either directly or indirectly through its subsidiaries) to Company for the term specified herein administrative support services and access to the broad management experience of the corporate management staff of Safeguard. Such services shall include, without limitation, consultation in regard to general management, investor relations, financial management, human resources management, legal services, insurance programs administration, audit administration and, tax research and planning. Nothing herein shall be construed to require Safeguard or XL Vision to provide any services under this Agreement which cannot reasonably be provided by Safeguard or XL Vision's management and corporate staff.

     2. Special Project Services. Notwithstanding the foregoing, if certain particular projects will require extensive administrative support from Safeguard or XL Vision, in either Safeguard or XL Vision's reasonable judgment, and such projects are not in the ordinary course of Company's business, prior to undertaking to provide such services Safeguard or XL Vision each may propose to Company that it provide all or a part of such services only upon the payment of an additional fee by Company. If agreement as to such fees cannot be reached between Company and Safeguard or the Company and XL Vision, Safeguard or XL Vision may decline to provide such services. Specific examples of types of projects which may require additional fee payments include, without limitation, rights offerings; secondary public offerings; acquisitions; investments by third parties, and negotiation of material contracts.


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     3. Fee. In consideration of the services to be rendered by Safeguard and XL
Vision under this Agreement, Company shall pay an annual fee ("Services Fee") equal to 1-1/2% of Company's gross revenues each year, with such Services Fees to be at least $100,000 and not more than $300,000 in any given year. This Service Fee shall be split equally between Safeguard and XL Vision such that each shall receive 0.75% of the Company's annual gross revenues subject to the limitations set forth above. The Services Fee shall be payable to each of Safeguard and XL Vision in monthly installments within 30 days of the commencement of each month based on revenues from the preceding month and shall be subject to adjustment on the basis of the fiscal year audited financial statements of Company; provided, however, that the Service Fee will accrue to each of Safeguard and XL Vision until the Company's cash flow is positive or the Company completes its initial public offering and payments of the current and accrued fees will then be made as provided in this paragraph for such periods during which the cash flow remains positive.

     4. Outside Services. Company recognizes that Safeguard and XL Vision each may provide, or make arrangements for others to provide, certain other services and benefits for Company. Such services and benefits may include, without limitation, various types of insurance programs; and various legal, accounting and other matters requiring outside professional services. To the extent either Safeguard or XL Vision incurs obligations for Company at Company's request in connection with such services and benefits, Company shall pay to Safeguard, XL Vision or to the provider of such services and benefits as the case may be, in addition to the fees provided in Paragraphs 1 or 2 of this Agreement, the actual and identifiable costs of such services and benefits or, in those cases where actual costs cannot be identified, Company's proportionate share of such benefits or services, and the sums necessary to discharge, repay or to otherwise compensate Safeguard or XL Vision for any obligations incurred by Safeguard or XL Vision in connection therewith. Safeguard and XL Vision shall submit to Company a monthly statement of all such sums due in accordance with the provisions of this Paragraph and each such statement shall be paid by Company within 30 days after the delivery of such statement to Company.

     5. Term. This Agreement shall be effective on May 18, 1998, and shall extend through and include May 18, 2003, and shall automatically continue to be effective thereafter on an annual basis, subject to termination on the final day of any succeeding calendar year by delivery of written notice by either party to the other party no less than 90 days prior to the termination date.

     6. Miscellaneous.

        (a) Nothing herein shall be construed to relieve the directors or officers of Company from the performance of their respective duties or limit the exercise of their powers in accordance with the Certificate or Articles of Incorporation or By-Laws of Company, any applicable provisions of the applicable corporate law, or otherwise. The activities of Company shall at all times be subject to the control and direction of its Board of Directors and Officers.

                                      -2-
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        (b) This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and may not be amended or modified except by the written agreement of the parties hereto.

        (c) This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors. Nothing in this Agreement, expressed or implied, is intended to confer on any other person other than the parties hereto, or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

        (d) This Agreement and any rights or obligations pursuant hereto shall not be assignable by either party without prior written consent of the other party.

        (e) Nothing in this Agreement shall be deemed to constitute the parties hereto joint venturers, partners or participants in an unincorporated business or other separate entity.

        (f) This Agreement shall be governed by the laws of the State of Delaware.

        IN WITNESS WHEREOF, Safeguard Scientifics, Inc., XL Vision, Inc. and Who? Vision Systems, Inc. have caused this Agreement to be executed in their respective corporate names by an officer thereunto duly authorized, all as of the date first above written.

ATTEST:                               SAFEGUARD SCIENTIFICS, INC.


                                      By: /s/ Michael W. Miles
---------------------------               ----------------------
                                      Michael W. Miles
Title:                                Vice President and Chief Financial Officer


ATTEST:                               XL VISION, INC.


/s/ Kathleen Lees                     By:    John S. Scott
----------------------------              -----------------------
Kathleen Lees                         John S. Scott
Assistant Secretary                   Chief Executive Officer

ATTEST:                               WHO? VISION SYSTEMS, INC.


/s/ Brian Berger                      By: /s/ James W. Kerrigan
---------------------------               ----------------------
Name:  Brian Berger                   James Kerrigan
Title:  V.P.                          Chief Financial Officer